UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 8, 2008

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As at October 8, 2008 the Company held an amount of  764,578,960  "free trading" shares of Hunt Gold Corporation (HGLC.PK) Common Stock.

The present trading price of Hunt Gold Corporation (HGLC.PK) Common Stock is US$0.0032 per share, valuing this holding in the amount of US$2,446,653.

The Company will require additional funds from Lenders to facilitate ongoing costs as well as the costs associated with the outstanding Stock Dividend distributions. The Lender has agreed to advance these sums of money as are required by the Company and will accept settlement of all future funds advanced through additional transfers of Hunt Gold Corporation (HGLC.PK) Common Stock from the Company. The Company does not anticipate these costs to exceed an amount of US$250,000.

The Company will not dispose of any of these remaining shares of Hunt Gold Corporation (HGLC.PK) Common Stock in the market. This is based upon an agreement between the Company and Hunt Gold Corporation (HGLC.PK).

The Lender has agreed to advance additional sums to the Company in order for the Company to make short term investments in under-valued stocks. The Company is assessing certain stocks at this time and may well invest in these stocks on a short term basis in order to generate profits for the Company and to avoid having to dispose of any additional shares of Hunt Gold Corporation (HGLC.PK) Common Stock to the Lender.

The Company has not repurchased any further shares of its Common Stock despite the Lender having granted the Loan to do so. At this time, the Company has no plans to repurchase any additional shares of its Common Stock as this will only serve to delay the payment of the Extraordinary Stock Dividend to its stockholders.

The Lender to this Company is not; nor has ever been St James Capital Holdings, Inc.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

October 8, 2008	By:	/s/ Alan Santini
Alan Santini
Chief Executive Officer

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